Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE
November 7, 2006

UFP TECHNOLOGIES ANNOUNCES STRONG THIRD QUARTER RESULTS

Georgetown, Mass., November 7, 2006.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a profit of $396,000 or $0.07 per diluted common share outstanding for its third quarter ended September 30, 2006, a substantial improvement over a 2005 third quarter loss of $149,000 or $0.03 per diluted share outstanding.  Sales for the third quarter were $21.7 million, slightly higher than 2005 third quarter sales of $21.6 million.  For the nine-month period ended September 30, 2006, the Company reported a profit of $1.7 million, or $0.31 per diluted share outstanding, compared to a profit of $251,000, or $0.05 per diluted share outstanding in the same period last year.  Sales for the nine-month period ended September 30, 2006 were $70.4 million, or 16% higher than sales of $60.8 million for the same period in 2005.

“We continue to be pleased with our progress,” said R. Jeffrey Bailly, Chairman & CEO.  “With a $544,000 third quarter improvement in net income over Q3 2005, our year-to-date earnings are more than six times higher than last year’s results.”

“Third quarter sales were affected by our customers’ seasonal summer shutdowns, softer automotive demand, and a gap of approximately one month between military-related contract periods,” Bailly continued.  “Shipments on the new military contract have now begun and overall sales activity has increased, positioning the Company to achieve record operating results in 2006.”

“Our balance sheet continued to strengthen, as strong cash flow enabled us to pay down debt. As a result, we have stepped up our search for strategic acquisition candidates,” Bailly said.  “We are very pleased with our Q2 acquisition of Stephen Packaging, and remain committed to our two-pronged growth strategy: internal growth driven by highly focused sales and marketing efforts, combined with growth through acquisitions.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about 2006 operating results and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, risks that the Company’s sales and marketing efforts will not be successful, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, other economic conditions that affect sales of the products of the Company’s packaging customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05
Net sales	$21,737	$21,649	$70,412	$60,759
Cost of sales	17,561	18,562	56,067	49,923
Gross profit	4,176	3,087	14,345	10,836
SG&A	3,293	3,068	10,823	9,491
Operating income	883	19	3,522	1,345
Interest expense, other income & expenses	245	259	829	940
Income (loss) before income taxes	638	(240)	2,693	405
Income taxes	242	(91)	1,023	154
Net income (loss)	$396	$(149)	$1,670	$251
Weighted average shares outstanding	5,098	4,820	4,984	4,794
Weighted average diluted shares outstanding	5,722	4,820	5,446	5,288
Per Share Data
Net income per share outstanding	$0.08	$(0.03)	$0.33	$0.05
Net income per diluted share outstanding	$0.07	$(0.03)	$0.31	$0.05

Consolidated Condensed Balance Sheets

($ in thousands)

	(Unaudited)	Audited
	30-Sep-06	31-Dec-05
Assets:
Current assets	$19,824	$23,580
Net property, plant, and equipment	10,343	10,973
Other assets	9,608	9,447
Total assets	$39,775	$44,000
Liabilities and stockholders’ equity:
Current liabilities	$13,527	$20,260
Long-term debt	7,295	7,649
Other liabilities	1,315	1,330
Total liabilities	$22,137	$29,239
Total stockholders’ equity	17,638	14,761
Total liabilities and stockholders’ equity	$39,775	$44,000